EXHIBIT 10.43





September 17, 1998




Mr. Robert Martin
Managing Director
Salomon Smith Barney
7 World Trade Center
31st Floor
New York, NY   10048


Dear Mr. Martin:

Please be advised that this letter represents formal notification of the termination of our engagement with Salomon Smith Barney for the purpose of evaluating strategic alternatives to increase stockholder value.

I would also like to take this opportunity to commend Salomon Smith Barney, and all the personnel involved, on representing Elcom International diligently in the marketplace and with a very high level of professionalism.

Even though we were unable to find a strategic alternative that actually increased stockholder value, I am confident that Elcom International will continue to have a very strong relationship with your firm going forward.

Please feel free to use me as a personal reference for new clients (especially small companies thinking of a merger or acquisition), and you can count on an excellent recommendation.

Thank you again for all your hard work and efforts on our behalf. We will keep in periodic contact to update you if any discussions continue and become significant.

Regards,

ELCOM INTERNATIONAL, INC.


/s/ Robert J. Crowell

Robert J. Crowell
Chairman and CEO
RJC/lbs